EXHIBIT 99.3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Gold Kist Inc.:

We have audited the accompanying consolidated balance sheets of Gold Kist Inc. and subsidiaries (the “Company”) as of October 1, 2005 and September 30, 2006, and the related consolidated statements of operations, patrons’ and other equity/stockholders’ equity and comprehensive income (loss), and cash flows for the year ended June 26, 2004, the transition quarter ended October 2, 2004 and the years ended October 1, 2005 and September 30, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. As of and for the year ended September 30, 2006, we did not audit the financial statements of GK Insurance Company, a wholly owned subsidiary, which financial statements reflect total assets constituting nine percent as of September 30, 2006 and total revenues constituting one percent for the year then ended of the related consolidated totals of the Company. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for GK Insurance Company is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of October 1, 2005 and September 30, 2006, and the results of its operations and cash flows for the year ended June 26, 2004, the transition quarter ended October 2, 2004 and the years ended October 1, 2005 and September 30, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(r), “Share-Based Payment” in 2005, and as discussed in Note 8, the Company changed its method of accounting for amortization of unrecognized net actuarial losses related to its postretirement medical plan in 2006.

KPMG LLP

Atlanta, Georgia

December 14, 2006

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of

GK Insurance Company

We have audited the accompanying balance sheets of GK Insurance Company (the Company) as of September 30, 2006 and 2005, and the related statements of net income, changes in stockholder’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of GK Insurance Company as of September 30, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Saslow Lufkin & Buggy, LLP

Avon, Connecticut

October 23, 2006

GOLD KIST INC.

CONSOLIDATED BALANCE SHEETS

(Dollar Amounts, Except Share Amounts, in Thousands)

	October 1, 2005	September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$143,567	$77,532
Receivables, net	125,389	114,758
Inventories, net	233,681	225,831
Deferred income taxes, net	11,506	11,015
Other current assets	26,873	14,279

Total current assets	541,016	443,415
Property, plant and equipment, net	286,515	332,902
Deferred income taxes, net	27,359	17,682
Other assets	63,031	75,138

	$917,921	$869,137

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,518	$2,221
Accounts payable	77,492	69,927
Accrued compensation and related expenses	27,292	17,571
Income taxes payable	34,850	18,244
Accrued insurance costs	39,458	29,084
Other current liabilities	36,105	36,904

Total current liabilities	216,715	173,951
Long-term debt, less current maturities	143,714	141,440
Accrued postretirement benefit costs	58,411	22,380
Accrued insurance costs	32,600	44,389
Other liabilities	13,527	15,519

Total liabilities	464,967	397,679

Commitments and contingencies (notes 6, 7, 8, 9 and 10)	—	—
Stockholders’ equity:
Preferred stock, authorized 100,000,000 shares	—	—
Common stock, $.01 par value and authorized 900,000,000 shares; issued and outstanding 51,082,157 and 51,052,104 shares as of October 1, 2005 and 51,095,012 and 51,036,806 shares as of September 30, 2006, respectively	511	511
Additional paid-in capital	401,845	407,973
Accumulated other comprehensive loss	(61,265)	(30,732)
Retained earnings	112,246	94,501
Common stock held in treasury, at cost – 30,053 and 58,206 shares as of October 1, 2005 and September 30, 2006, respectively	(383)	(795)

Total stockholders’ equity	452,954	471,458

	$917,921	$869,137

See Accompanying Notes to Consolidated Financial Statements.

GOLD KIST INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands, Except Per Share Amounts)

	Fiscal Year Ended June 26, 2004	Transition Quarter Ended October 2, 2004	Fiscal Years Ended
			October 1, 2005	September 30, 2006
Net sales	$2,260,728	$646,511	$2,304,262	$2,127,374
Cost of sales	1,899,395	554,142	1,984,178	2,041,171

Gross profit	361,333	92,369	320,084	86,203
Distribution, administrative and general expenses	108,772	31,011	112,177	107,526
Pension plan settlement loss	10,288	—	906	—
Conversion expenses	—	2,522	1,418	—
Costs associated with unsolicited acquisition proposal and exploration of strategic alternatives	—	—	—	6,152

Net operating income (loss)	242,273	58,836	205,583	(27,475)
Other income (expenses):
Interest and dividend income	1,550	635	5,906	5,528
Interest expense	(29,349)	(8,514)	(23,619)	(15,347)
Debt prepayment interest and write-off of related fees and discount	(6,341)	—	(16,186)	—
Write-off of investments	(57,364)	—	(2,500)	—
Income (loss) from joint ventures, net	1,685	1,223	4,146	2,461
Miscellaneous, net	257	610	507	2,464

Total other expenses, net	(89,562)	(6,046)	(31,746)	(4,894)

Income (loss) before income taxes	152,711	52,790	173,837	(32,369)
Income tax expense (benefit)	41,817	18,772	61,591	(14,624)

Net income (loss)	$110,894	$34,018	$112,246	$(17,745)

Net income (loss) per common share:
Basic	—	—	$2.24	$(0.35)
Diluted	—	—	$2.22	$(0.35)

Weighted average common shares outstanding:
Basic	—	—	49,999	50,100
Diluted	—	—	50,636	50,100

See Accompanying Notes to Consolidated Financial Statements.

GOLD KIST INC.

CONSOLIDATED STATEMENTS OF PATRONS’ AND OTHER EQUITY/STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME (LOSS)

(Amounts in Thousands)

	Outstanding common stock		Additional paid-in Capital	Patronage reserves	Accumulated other comprehensive loss	Retained earnings	Common stock held in treasury	Total
	Shares	Amount
June 28, 2003 – as previously reported	2	$2	—	$185,620	$(43,448)	$41,723	—	$183,897
Immaterial correction	—	—	—	—	—	2,226	—	2,226

June 28, 2003 - as revised	2	$2	—	$185,620	$(43,448)	$43,949	—	$186,123
Comprehensive income:
Net income	—	—	—	43,088	—	67,806	—	110,894
Additional minimum pension liability, net of tax	—	—	—	—	(974)	—	—	(974)

Total comprehensive income								$109,920

Cash portion of nonqualified patronage refund	—	—	—	(5,894)	—	—	—	(5,894)
Patronage equity redemptions and other changes	—	—	—	(2,850)	—	(458)	—	(3,308)

June 26, 2004	2	$2	—	$219,964	$(44,422)	$111,297	—	$286,841
Comprehensive income:
Net income	—	—	—	15,548	—	18,470	—	34,018
Decrease in minimum pension liability, net of tax	—	—	—	—	2,104	—	—	2,104

Total comprehensive income								$36,122

Cash portion of nonqualified patronage refund	—	—	—	(2,340)	—	—	—	(2,340)
Patronage equity redemptions and other changes	—	—	—	(603)	—	(246)	—	(849)

October 2, 2004	2	$2	—	$232,569	$(42,318)	$129,521	—	$319,774
Comprehensive income:
Net income	—	—	—	—	—	112,246	—	112,246
Additional minimum pension liability, net of tax	—	—	—	—	(18,947)	—	—	(18,947)

Total comprehensive income								$93,299

Patronage equity redemptions and other changes	—	—	—	(825)	—	—	—	(825)
Common stock issued and cash distributions to members/equity holders related to conversion from cooperative association to for-profit corporation	36,394	362	$254,940	(231,744)	—	(129,521)	—	(105,963)
Initial public offering of common stock, net of expenses	13,600	136	137,056	—	—	—	—	137,192
Share-based compensation programs	1,086	11	10,009	—	—	—	—	10,020
Treasury stock acquired	(30)	—	—	—	—	—	$(383)	(383)
Other changes	—	—	(160)	—	—	—	—	(160)

October 1, 2005	51,052	$511	$401,845	$—	$(61,265)	$112,246	$(383)	$452,954
Comprehensive income:
Net loss	—	—	—	—	—	(17,745)	—	$(17,745)
Decrease in minimum pension liability, net of tax	—	—	—	—	30,533	—	—	30,533

Total comprehensive income								$12,788

Share-based compensation programs	13	—	6,019	—	—	—	—	6,019
Treasury stock acquired	(28)	—	—	—	—	—	(412)	(412)
Other changes	—	—	109	—	—	—	—	109

September 30, 2006	51,037	$511	$407,973	$—	$(30,732)	$94,501	$(795)	$471,458

See Accompanying Notes to Consolidated Financial Statements.

GOLD KIST INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar Amounts in Thousands)

			Fiscal Years Ended
	Fiscal Year Ended June 26, 2004	Transition Quarter Ended October 2, 2004	October 1, 2005	September 30, 2006
Cash flows from operating activities:
Net income (loss)	$110,894	$34,018	$112,246	$(17,745)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	39,592	10,030	43,144	44,793
Share-based compensation	—	—	9,795	6,019
Loss on investments	57,364	—	2,500	—
Benefit plans curtailment (gains) and settlement losses	10,288	—	906	—
Postretirement and other retirement benefit plans expense in excess of (less than) funding	2,527	(12,763)	(16,068)	14,428
Deferred income tax expense (benefit)	28,696	10,356	3,695	(8,190)
(Income) return from joint ventures, net	(1,211)	(1,089)	130	57
Other	(280)	(126)	4,434	229
Changes in operating assets and liabilities:
Receivables	(32,972)	22,639	(10,374)	10,631
Inventories	(36,177)	(5,987)	5,211	7,850
Other current assets	(8,522)	(1,594)	7,861	4,514
Accounts payable, accrued and other expenses	44,519	19,554	14,193	(26,891)

Net cash provided by operating activities	214,718	75,038	177,673	35,695

Cash flows from investing activities:
Acquisitions of property, plant and equipment	(42,210)	(25,160)	(80,760)	(90,438)
Joint venture investment	—	—	—	(5,096)
Proceeds from termination of life insurance policies	—	—	2,790	—
Acquisitions of internal use software	(441)	(60)	(658)	(3,735)
Other	5,088	1,406	4,178	258

Net cash used in investing activities	(37,563)	(23,814)	(74,450)	(99,011)

Cash flows from financing activities:
Proceeds from long-term debt	196,940	—	—	—
Principal repayments of long-term debt	(240,485)	(1,914)	(158,266)	(1,769)
Payments of deferred financing costs	(7,965)	(444)	(1,017)	(1,134)
Patronage refunds and other equity paid in cash	(3,935)	(6,719)	(3,165)	—
Proceeds from initial public offering, net of expenses	—	—	139,876	—
Cash distributions to members and equity holders	—	—	(105,963)	—
Treasury stock acquired	—	—	(383)	(412)
Repayments of life insurance policy borrowings	—	(4,211)	—	—
Changes in net overdrafts	(212)	3,633	672	563
Other	—	—	225	33

Net cash used in financing activities	(55,657)	(9,655)	(128,021)	(2,719)

Net change in cash and cash equivalents	121,498	41,569	(24,798)	(66,035)
Cash and cash equivalents at beginning of period	5,298	126,796	168,365	143,567

Cash and cash equivalents at end of period	$126,796	$168,365	$143,567	$77,532

Supplemental disclosure of cash flow information:
Cash paid (received) during the years for:
Interest (net of amounts capitalized)	$36,918	$13,712	$37,102	$11,631

Income taxes, net	$20,177	$(10,663)	$31,404	$10,647

See Accompanying Notes to Consolidated Financial Statements.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

(1) Description of Business and Summary of Significant Accounting Policies

Gold Kist Inc. (“Gold Kist” or the “Company”) operates a fully-integrated broiler production, processing and marketing business. Our broiler production operations include nine broiler complexes located in Alabama, Florida, Georgia, North Carolina and South Carolina. Each complex operates in a different geographic region and includes pullet and breeder flocks, broiler flocks, one or more hatcheries, one or more feed mills and one or more poultry processing plants. Three complexes also have rendering plants to process by-products. Our broiler products include whole broilers, cut-up broilers, segregated broiler parts and further-processed products packaged in various forms, including fresh bulk ice pack, chill pack and frozen. We sell our products to customers in the retail, industrial, foodservice and export markets.

On December 4, 2006, Gold Kist and Pilgrim’s Pride Corporation (“Pilgrim”) publicly announced a definitive merger agreement under which Pilgrim will acquire all of the issued and outstanding shares of the Company’s common stock at $21 per share and the Company’s outstanding 10.25% senior notes due 2014 for a total consideration of approximately $1.2 billion. During the fourth quarter, the Company has incurred costs of $6.2 million, principally advisory and legal fees and other costs related to the unsolicited acquisition proposal and exploration of strategic alternatives.

The accompanying consolidated financial statements reflect the accounts of Gold Kist and its subsidiaries as of October 1, 2005 and September 30, 2006 and for the fiscal year ended June 26, 2004, the period from June 27, 2004 to October 2, 2004 (the “transition quarter ended October 2, 2004”) and the fiscal years ended October 1, 2005 and September 30, 2006. These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and the instructions to Form 10-K. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company employs a 52/53-week fiscal year. On October 20, 2004, the Board of Directors of the Company approved changing the fiscal year-end of the Company from the Saturday after the last Thursday in June to the Saturday after the last Thursday in September. Fiscal 2006 was also a 52-week year that began on October 2, 2005 and ended September 30, 2006.

The accounting and reporting policies of Gold Kist Inc. and subsidiaries conform to U.S. generally accepted accounting principles. The following is a summary of the significant accounting policies.

(a) Cash and Cash Equivalents

Gold Kist’s policy is to invest cash in excess of operating requirements in highly liquid interest bearing debt instruments, which include commercial paper and reverse repurchase agreements or money market funds that invest in such securities. These investments are stated at cost, which approximates market. For purposes of the consolidated statements of cash flows, Gold Kist considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

Bank accounts that are in a net overdraft position, such as zero balance disbursement accounts where checks have been issued, but not yet presented for payment, are presented as a liability within accounts payable, unless a legal right of offset exists against accounts with positive cash balances.

(b) Receivables

Receivables are principally trade, and are stated net of an allowance for doubtful accounts of $1.1 million and $1.2 million as of October 1, 2005 and September 30, 2006, respectively.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

(c) Inventories

Live poultry and hogs consist of broilers, market hogs and breeding stock. The broilers and market hogs are stated at the lower of average cost or market. The breeding stock is stated at average cost, less accumulated amortization.

Raw materials and supplies consist of feed ingredients, hatching eggs, packaging materials and operating supplies. These inventories are stated on the basis of the lower of cost (first-in, first-out or average) or market.

Marketable products consist primarily of dressed and further processed poultry. The Company accounts for its marketable products inventory at the lower of cost or market.

Gold Kist engages in forward purchase contracts and commodity futures and options transactions to secure a portion of its feed ingredient requirements and manage the risk of adverse price fluctuations with regard to its feed ingredient purchases. The Company’s derivatives include agricultural related forward purchase contracts, futures and options transactions. Changes in the fair value of these derivatives, except for forward purchase contracts on which the Company takes physical delivery, have been recorded through current period operating expenses.

(d) Revenue Recognition

Revenue is recognized upon product shipment and transfer of title and risk of loss to the customer. Revenue is recorded net of any discounts, allowances or promotions. Estimates for any special pricing arrangements, promotions or other volume-based incentives are recorded upon shipment of the product in accordance with the terms of the promotion, allowance or pricing arrangements. Shipping and handling costs are included in cost of sales in the accompanying consolidated statements of operations.

One customer, a major grocery chain, accounted for 11.1% in fiscal 2004, 11.3% for the transition quarter ended October 2, 2004, 12.3% in fiscal 2005 and 14.2% in fiscal 2006 of net sales.

(e) Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation of plant and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets as follows.

Land improvements	5 – 10 Years
Buildings	10 – 25 Years
Machinery and equipment	3 – 10 Years

(f) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized as income or expense in the period that includes the enactment date.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

Gold Kist operated as an agricultural cooperative not exempt from Federal income taxes through October 12, 2004. Aggregate income not refunded in cash to members or allocated in the form of qualified written notices was subject to income taxes.

The bylaws of Gold Kist provided for the issuance of either qualified or nonqualified patronage refunds (as defined for purposes of Subchapter T of the Internal Revenue Code). Gold Kist utilized nonqualified patronage refunds, which are deductible for income tax purposes only to the extent paid or redeemed in cash.

(g) Fair Value of Financial Instruments

Gold Kist’s financial instruments include cash and cash equivalents, receivables, accounts payable and accrued expenses, interest left on deposit, notes receivable and debt. Because of the short maturity of cash equivalents, receivables, accounts payable and accrued expenses, interest left on deposit, and certain short-term debt and certain long-term debt bearing variable interest rates, the carrying value of these financial instruments approximates fair value. All financial instruments are considered to have an estimated fair value, which approximates carrying value at October 1, 2005 and September 30, 2006 unless otherwise specified (see note 5).

(h) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

Gold Kist reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(i) Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and pension liability adjustments, net of tax, and is presented in the Consolidated Statements of Patrons’ and Other Equity/Stockholders’ Equity and Comprehensive Income (Loss).

(j) Goodwill

Goodwill represents the excess of costs over fair value of businesses acquired. The Company annually tests for impairment. Approximately $20.0 million of goodwill is included in other assets in the accompanying consolidated balance sheets at October 1, 2005 and September 30, 2006. Based upon its annual assessment, the Company has determined that its fair value exceeds its carrying value, including goodwill.

(k) Accrued Insurance Costs

The Company retains the financial exposure for certain losses related to property, fleet, product and general liability, worker’s compensation and employee medical benefits. Stop loss coverage for claims exceeding the self-retention level is maintained with third party insurers. Estimates of the ultimate cost of claims incurred are accrued based on historical data and estimated future costs. Certain claim categories such as workers compensation and employee medical benefits are actuarially determined. While the Company believes these estimates are reasonable based on the information available, actual costs could differ and materially impact results of operations and financial position.

Certain fleet, product and general liability and workers compensation claims are insured and losses retained through GK Insurance Company, a wholly owned captive insurance company whose accounts are consolidated in the Company’s accompanying consolidated financial statements. GK Insurance Company purchases reinsurance through a reinsurance company. In conjunction with the reinsurance agreement, GK Insurance Company assumes a share of the insurance activity, which includes premiums, losses and other expenses, from other participants in the reinsurance company. Loss reserves associated with the reinsurance program are actuarially determined and are included within the accrued insurance cost balances on the accompanying consolidated balance sheets.

(l) Contingent Liabilities

The Company is subject to laws related to environmental, litigation, regulatory and other matters. The Company assesses these matters as to the likelihood of adverse outcomes and as to the range of possible losses. The recognition of any liability is based upon a specific assessment of these matters and includes an estimate of legal and consulting expenses, if applicable. Contingent liabilities are recorded on an undiscounted basis and amounts recognized are subject to change dependent on changes in facts and assumptions related to the contingency.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

(m) Share-Based Compensation

The Company adopted Statement of Financial Accounting Standards Number 123(r), “Share-Based Payment,” (SFAS No. 123(r)) in fiscal 2005 and utilized the modified prospective method of adoptions. There was no cumulative effect upon adoption of SFAS No. 123(r). The Company determined its share-based payments to be equity classified with the measurement of payment at fair value. The share-based compensation is being amortized ratably over the requisite service periods.

(n) Fiscal Year

Gold Kist employs a 52/53-week fiscal year. The consolidated financial statements for fiscal years 2004, 2005 and 2006 each reflect 52 weeks. The transition quarter ended October 2, 2004 consisted of fourteen weeks. Fiscal 2007 will be a 52-week year.

(o) Use of Estimates

Management of Gold Kist has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet dates and the reporting of revenue and expenses during the periods to prepare these consolidated financial statements in conformity with U.S. generally accepted accounting principles. Actual results could differ materially from these estimates.

(p) Reclassifications

Certain amounts in the prior periods’ financial statements have been reclassified to conform to presentations adopted in fiscal 2006.

(2) Conversion and Initial Public Offering

On October 13, 2004, Gold Kist converted from a cooperative marketing association to a for-profit business corporation. The conversion was accounted for using historical carrying values of the assets and liabilities of Gold Kist. Pursuant to the conversion, approximately 36.4 million shares of common stock and $106.0 million in cash were issued and distributed in December 2004 to former cooperative members and former cooperative member equity holders. Costs of the conversion were expensed as incurred. Also on October 13, 2004, Gold Kist completed an initial public offering of 12 million shares of common stock, par value $0.01 per share, at an initial public offering price of $11.00 per share. In November 2004, the underwriters exercised their overallotment option to purchase an additional 1.6 million shares at the offering price of $11.00 per share. After underwriting discounts and other expenses, net proceeds from the common stock offering were approximately $137.2 million.

(3) Inventories

Inventories are summarized as follows:

	October 1, 2005	September 30, 2006
Live poultry and hogs	$99,935	$94,976
Raw materials and supplies	52,243	55,022
Marketable products	81,503	75,833

	$233,681	$225,831

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

Live poultry and hogs consist of broilers, market hogs and breeding stock. Broilers are stated at the lower of cost or market and breeders are stated at cost, less accumulated amortization. Costs include live production costs (principally feed, chick cost, medications and other raw materials), labor and production overhead. Breeder costs include acquisition of chicks from parent stock breeders, feed, medication, labor and production costs that are accumulated up to the production stage and then amortized over their estimated remaining useful life of thirty-six weeks. Market hogs include costs of feed, medication, feeder pigs, labor and production overhead. Pork breeder herds include cost of breeder gilts acquired from parent stock breeders, feed, medications and production costs that are accumulated up to production stage and then amortized over twenty-four months. When market prices for inventories move below carrying value, the Company records adjustments to write down the carrying values of these inventories.

Raw materials and supplies consist of feed ingredients, hatching eggs, packaging materials and operating supplies. These inventories are stated at the lower of cost (first-in, first-out or average) or market.

Marketable products consist primarily of dressed and further processed poultry. The Company accounts for its marketable products inventory at the lower of cost or market.

Gold Kist engages in forward purchase contracts and commodity futures and options transactions to secure a portion of its feed ingredient requirements and manage the risk of adverse price fluctuations with regard to its feed ingredient purchases. Changes in the fair value of these derivatives, except for forward purchase contracts, have been recorded through current period operating expenses.

(4) Property, Plant and Equipment

Property, plant and equipment is summarized as follows:

	October 1, 2005	September 30, 2006
Land and land improvements	$35,962	$36,357
Buildings	243,263	257,057
Machinery and equipment	467,678	484,284
Construction in progress	23,913	61,810

	770,816	839,508
Less accumulated depreciation	484,301	506,606

	$286,515	$332,902

Depreciation and amortization included in cost of goods sold in the accompanying consolidated statements of operations was $33.7 million, $8.8 million, $38.2 million and $40.9 million for fiscal 2004, the transition quarter ended October 2, 2004, fiscal 2005 and fiscal 2006, respectively. Interest capitalized into construction projects was $1.9 million and $4.3 million for fiscal 2005 and fiscal 2006, respectively.

(5) Long-Term Debt

Long-term debt is summarized as follows:

	October 1, 2005	September 30, 2006
Senior notes, due 2014	$128,307	$128,505
Subordinated capital certificates of interest with original fixed maturities ranging from seven to fifteen years, unsecured (weighted average interest rate of 8.06% at October 1, 2005 and 8.04% at September 30, 2006)	14,945	13,595
Mortgage loans, due in monthly installments to January 2010, secured by an office building (weighted average interest rate of 5.06%)	1,980	1,561

	145,232	143,661
Less current maturities	1,518	2,221

	$143,714	$141,440

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

The stated interest rate on the senior notes is 10.25%, with interest payable semi-annually on March 15 and September 15. The senior notes are reflected net of discount in the accompanying consolidated balance sheets. The discount amount is being amortized to interest expense over the ten-year term of the senior notes under the interest method, yielding an effective interest rate of approximately 10.50%.

The Company repaid $70.0 million of principal of the senior notes, plus $7.2 million in prepayment interest, in November 2004 with a portion of the proceeds from Gold Kist’s initial public offering completed in October 2004 (see Note 2). In connection with this prepayment, $1.0 million of the discount and $1.8 million of deferred financing costs were written off and recognized in the consolidated statement of operations for the year ended October 1, 2005.

During fiscal 2005, the Company repaid its term loans with an agricultural credit bank totaling $34.0 million, the industrial revenue bond of $7.5 million and the Series B and Series C exchange notes with an insurance company in the amount of $35.0 million. In connection with the repayment of this indebtedness, approximately $6.2 million in prepayment interest was also paid.

In December 2005, the Company amended and restated the senior credit facility to increase the revolving line of credit to an aggregate principal amount of $250.0 million and eliminate the sub-limit for letters of credit. The term of the facility is five years and is secured by a security interest in substantially all of Gold Kist’s assets.

Borrowings under the senior credit facility bear interest at Gold Kist’s option either at London Interbank Offered Rate (LIBOR) or the alternate base rate (which is equal to the greater of the rate announced by the agent bank as its base rate or its federal funds rate plus 0.5%), in each case subject to an applicable margin based upon Gold Kist’s ratio of total debt to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA). The margin is between 1.00% and 2.00% for LIBOR loans and between 0.00% and 0.75% for alternate base rate loans.

As of September 30, 2006, there was approximately $186.2 million available for borrowing under this facility. Approximately $63.8 million of letters of credit are outstanding under the facility.

Gold Kist is subject to certain covenants contained in the senior credit facility, including, but not limited to, covenants that restrict, subject to specified exceptions, dividends and certain other restricted payments; the incurrence of additional indebtedness and other obligations and the granting of additional liens; loans; extension of credit and guarantees; mergers, acquisitions, investments, and disposition of assets or stock; capital expenditures; and use of proceeds from borrowings under the senior credit facility and excess cash flow. In addition, the credit facility contains financial covenants, including, but not limited to, a fixed charge coverage ratio (1.25 to 1.00 minimum) and a total debt coverage ratio (3.25 to 1.00 maximum), as each such ratio is defined in the senior credit facility.

The Company has entered into a definitive merger agreement with Pilgrim which, if the transactions contemplated therein are consummated, would constitute an event of default under the credit agreement.

On May 8, 2006, the Company amended its Fixed Charge Coverage Ratio (FCCR) through the addition of a minimum availability calculation as defined in the agreement. Under the amendment, the Company does not have to maintain the FCCR at greater than 1.25 to 1.00 so long as availability under the senior credit facility is greater than $75 million, and the amount of collateral coverage as defined in the credit agreement, less the aggregate amount of all outstanding Letter of Credit Obligations, Swing Line Advances and Revolving Loans outstanding for each day during such period under the senior credit facility, is greater than $75 million.

The terms of the Company’s senior notes and senior credit facility also include an excess cash flow provision, which under certain conditions could require the Company to deposit funds in a restricted cash account to be used for future scheduled or mandatory principal payments of senior debt.

At September 30, 2006, the Company was in compliance with all applicable loan covenants under its senior notes and senior credit facility.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

Annual required principal repayments on notes payable and long-term debt for the five years subsequent to September 30, 2006 and thereafter are as follows:

Fiscal year:
2007	$2,221
2008	3,875
2009	2,494
2010	1,150
2011	826
Thereafter	133,095

$143,661

Based upon discounted cash flows of future payments, assuming interest rates available to Gold Kist for issuance of debt with similar terms and remaining maturities, the estimated fair value of the senior notes due 2014 was $147.3 million at October 1, 2005 and $150.5 million at September 30, 2006.

(6) Leases and Other Commitments

Gold Kist leases vehicles, transportation and processing equipment and certain facilities from third parties under operating leases, many of which contain renewal options. Rent expense for fiscal 2004, the transition quarter ended October 2, 2004, fiscal 2005 and fiscal 2006 was $24.5 million, $6.9 million, $28.2 million and $29.9 million, respectively. Commitments for minimum rentals under non-cancelable operating leases at September 30, 2006 are as follows:

Fiscal year:
2007	$18,583
2008	16,062
2009	10,719
2010	8,749
2011	4,496
Thereafter	2,427

$61,036

Gold Kist contracts with broiler, breeder, pullet, layer, hog and nursery pig producers. Although these contracts are subject to acceptable grower performance on a flock-to-flock or herd-to-herd basis, the contracts contemplate the grow out activity to continue through the periods covered by the grower contracts. Annual grower pay averages approximately $250.0 million per year with the actual amounts determined by relative performance, fuel adjustments and other factors.

The Company has feed ingredient and natural gas purchase commitments and construction contract commitments in the ordinary course of business amounting to $69.9 million and $6.5 million at September 30, 2006, respectively.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

(7) Income Taxes

Total income tax expense (benefit) was allocated as follows:

	Fiscal Year Ended June 26, 2004	Transition Quarter Ended October 2, 2004	Fiscal Years Ended
			October 1, 2005	September 30, 2006
Net income (loss)	$41,817	$18,772	$61,591	$(14,624)
Other comprehensive loss - pension liability adjustment	(581)	1,253	(11,516)	17,609

	$41,236	$20,025	$50,075	$2,985

The components of income tax expense (benefit), principally Federal, related to net income (loss) consist of the following:

	Fiscal Year Ended June 26, 2004	Transition Quarter Ended October 2, 2004	Fiscal Years Ended
			October 1, 2005	September 30, 2006
Current expense (benefit)
Federal	$13,063	$8,156	$51,092	$(5,179)
State	58	260	6,804	(1,255)

Total	$13,121	$8,416	$57,896	$(6,434)
Deferred expense (benefit)
Federal	$26,993	$9,589	$2,491	$(7,679)
State	1,703	767	1,204	(511)

Total	$28,696	$10,356	$3,695	$(8,190)

Total income tax expense	$41,817	$18,772	$61,591	$(14,624)

Gold Kist’s combined Federal and state effective tax rate for fiscal 2004, the transition quarter ended October 2, 2004, fiscal 2005 and fiscal 2006 was 27%, 36%, 35% and 45%, respectively. A reconciliation of income tax expense (benefit) allocated to net income (loss) computed by applying the Federal corporate income tax rate of 35% in fiscal 2004, the transition quarter ended October 2, 2004, fiscal 2005 and fiscal 2006 to net income (loss) before income taxes for the applicable year follows:

	Fiscal Year Ended June 26, 2004	Transition Quarter Ended October 2, 2004	Fiscal Years Ended
			October 1, 2005	September 30, 2006
Computed expected income tax expense (benefit)	$53,449	$18,477	$60,843	$(11,329)
Differences resulting from:
Cash portion of nonqualified patronage refund	(2,063)	(819)	—	—
Change in deferred tax valuation allowance	(10,301)	126	17	(27)
Effect of state income taxes, net of Federal effect	15	809	4,730	(1,547)
Nonqualified equity redemptions	(1,092)	(219)	—	—
Employment credits	(404)	(13)	(2,586)	(127)
Tax contingency accruals	—	—	—	(1,256)
Other, net	2,213	411	(1,413)	(338)

	$41,817	$18,772	$61,591	$(14,624)

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

The change in the deferred tax valuation allowance for fiscal 2004 was a decrease of $10,301. In June 2004, the Company abandoned its entire interest in an investment in another cooperative and recognized an ordinary loss deduction in the amount of its tax basis of $98.6 million. An $8.4 million valuation allowance on the deferred tax asset related to previous write downs of this investment was reversed in June 2004.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at October 1, 2005 and September 30, 2006 are as follows:

	October 1, 2005	September 30, 2006
Deferred tax assets:
Postretirement benefits	$36,787	$18,657
Insurance accruals	6,908	7,082
Inventories	1,049	1,054
Allowance for doubtful accounts	524	571
State tax credits, net, and operating loss carryforwards	3,980	3,110
Other assets	2,334	2,316
Share-based compensation	3,342	5,122
Tax contingency interest	—	725
Other	3,111	3,307

Total gross deferred tax assets	58,035	41,944
Less valuation allowance	(572)	(545)

Total net deferred tax assets	57,463	41,399

Deferred tax liabilities:
Accelerated depreciation	(4,904)	(4,728)
Deferred compensation	(13,694)	(7,974)

Total deferred tax liabilities	(18,598)	(12,702)

Net deferred tax assets	$38,865	$28,697

The net change in the total valuation allowance for fiscal 2005 and fiscal 2006 was an increase of $17 and a decrease of $27, respectively. The Company’s management believes that it is more likely than not that the existing net deductible temporary differences comprising the total net deferred tax assets will reverse during periods in which the Company generates net taxable income. Approximately $75.5 million of net taxable income would be required to fully utilize the net deferred tax assets. Taxable income in the past three full years and the three month short period return totaled $152.0 million. The net state tax credits presented above expire through tax year 2012. The state net operating losses expire through tax year 2023.

The Company’s income tax returns have reflected a tax benefit of approximately $26.1 million related to the cash distributions to former cooperative equity holders in redemption of nonqualified patronage equity prior to the conversion of the Company from a cooperative marketing association to a for-profit business corporation. The accompanying consolidated financial statements do not currently reflect this benefit and related interest expense has been accrued. These amounts are recorded in the accompanying consolidated financial statements within income taxes payable. Such payable is currently net of tax receivables and prepayments.

In connection with an implementation of a new tax fixed asset system and a review of the Company’s deferred tax assets and liabilities, an adjustment of $2.2 million was made in 2006 to correct the June 28, 2003 total patrons’ and other equity/stockholders’ equity balance and reduce deferred tax liabilities. This correction was not material to patron’s and other equity/stockholders’ equity, deferred taxes or the Consolidated Balance Sheets for any period presented

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

(8) Employee Benefits

Pension Plans

Gold Kist has noncontributory defined benefit pension plans covering substantially all of its employees (participants). The plan provisions covering the salaried participants provide pension benefits that are based on the employees’ compensation and service before retirement or other termination of employment. The plan provisions covering the hourly participants provide pension benefits that are based on years of credited service. Gold Kist’s funding policy is to contribute within the guidelines prescribed by Federal regulations. Plan assets consist principally of corporate equities and bonds, and U.S. Government and Agency obligations.

Effective January 1, 2004, the Company’s pension plan was prospectively amended. For benefits earned in calendar 2004 and future years, the salaried participants’ basic pension formula was changed from 50% to 45% of final average earnings, early retirement benefits were reduced and other changes were made. The pension benefits earned by employees through calendar 2003 were unchanged.

The Company recognized $10.3 million and $0.9 million of pension settlement accounting loss in fiscal years 2004 and 2005, respectively. No pension settlement accounting loss occurred in the 2004 transition quarter or in fiscal 2006. The settlement accounting requirement is due to lump sum distribution payments from the plans to electing retiring employees exceeding service and interest cost components of pension expense in the plan year.

Medical and Life Insurance Plans

Effective January 1, 2001, the Company substantially curtailed its postretirement medical plan for current employees. In October 2002, the Company substantially curtailed its postretirement life insurance plans for current and retired employees.

In April 2003, the Company substantially curtailed its postretirement medical plan for existing retirees. Retired employees eligible under the plan between the ages of 55 and 65 could continue their coverage at rates above the average cost of the medical insurance plan for active employees. These retired employees will all reach the age of 65 by 2012 and liabilities of the postretirement medical plan will then end.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

The following table sets forth the plans’ change in benefit obligation, change in plan assets and economic assumptions for the years ended October 1, 2005 and September 30, 2006. The measurement date for these plans is June 30, 2005 and 2006, respectively.

	Pension Benefits		Medical & Life Insurance Benefits
	2005	2006	2005	2006
Change in benefit obligation:
Benefit obligation at beginning of year	$165,924	$200,093	$3,863	$3,277
Service cost	4,679	6,522	—	—
Interest cost	10,000	10,118	218	158
Actuarial (gains) losses	35,492	(45,017)	(556)	(230)
Benefits paid	(16,002)	(15,433)	(248)	(425)

Benefit obligation at end of year	200,093	156,283	3,277	2,780

Change in plan assets:
Fair value of plan assets at beginning of year	104,244	132,218	—	—
Actual return on plan assets	7,706	12,040	—	—
Contributions by employer	36,270	669	248	425
Benefits paid	(16,002)	(15,433)	(248)	(425)

Fair value of plan assets at end of year	132,218	129,494	—	—

Funded status	(67,875)	(26,789)	(3,277)	(2,780)
Unrecognized prior service cost (benefit)	2,131	1,652	(10,319)	(74)
Unrecognized net actuarial loss	111,767	57,107	9,183	117
Contributions after the measurement date	165	249	105	98

Net amount recognized	$46,188	$32,219	$(4,308)	$(2,639)

Amounts recognized in the balance sheet:
Accrued benefit liability	$(54,450)	$(19,741)	$(4,308)	$(2,639)
Intangible asset	2,864	2,281	—	—
Accumulated other comprehensive loss	97,774	49,679	—	—

Net amount recognized	$46,188	$32,219	(4,308)	(2,639)

Less current portion			347	—

			$3,961	$—

Projected benefit obligation	$200,093	$156,283	—	—
Accumulated benefit obligation	186,668	149,235	—	—
Fair value of plan assets	132,218	129,494	—	—

Weighted-average assumptions used to determine benefit obligation:
Discount rate	5.25%	6.50%	5.25%	6.50%
Rate of increase in compensation levels	4.01%	4.01%	—	—

The Company uses the Moody’s Investor Services Aa corporate bond rates and several discount rate models at the measurement date as the basis for establishing the discount rates used to determine the benefit obligation. The discount rates used are consistent with the estimated payout period of the benefits.

The health care cost trend rate used to determine the medical and life insurance benefit obligation at October 1, 2005 was 9.0% and at September 30, 2006 was 8.5%, declining ratably to 5% by the year 2013 and remaining at that level thereafter. A 1% increase/decrease in the health care cost trend rate would have an insignificant impact on the medical and life insurance benefit obligation as of September 30, 2006.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

	Pension Benefits				Medical & Life Insurance Benefits
	Fiscal Year Ended June 26, 2004	Transition Quarter Ended October 2, 2004	Fiscal Years Ended		Fiscal Year Ended June 26, 2004	Transition Quarter Ended October 2, 2004	Fiscal Years Ended
			October 1, 2005	September 30, 2006			October 1, 2005	September 30, 2006
Components of net periodic benefit cost (income):
Service cost	$6,000	$1,190	$4,679	$6,522	$—	$—	$—	$—
Interest cost	10,446	2,459	10,000	10,118	312	56	218	158
Estimated return on plan assets	(13,429)	(2,582)	(11,490)	(11,431)	—	—	—	—
Amortization of transition asset	(235)	—	—	—	—	—	—	—
Amortization of prior service cost (gain)	1,486	120	479	479	(10,347)	(2,587)	(10,347)	(10,245)
Amortization of net loss	2,155	1,055	4,093	9,034	8,354	1,759	7,036	8,836

	6,423	2,242	7,761	14,722	(1,681)	(772)	(3,093)	(1,251)
Settlement accounting loss	10,288	—	906	—	—	—	—	—

Net periodic benefit cost (income) after settlements	$16,711	$2,242	$8,667	$14,722	$(1,681)	$(772)	$(3,093)	$(1,251)

Weighted-average assumptions used to determine benefit cost:
Discount rate	6.50%	6.00%	6.25%	5.25%	6.50%	6.00%	6.25%	5.25%
Rate of increase in compensation levels	4.01%	4.01%	4.01%	4.01%	—	—	—	—
Expected return on plan assets	9.00%	8.25%	8.25%	8.25%	—	—	—	—

To determine the expected long-term rate of return on plan assets, historical performance, investment community forecasts and current market conditions are analyzed to develop expected returns, taking into account the target asset class allocations of the plan. The expected long-term rate of return assumption that will be used to determine pension expense for fiscal 2007 is 8.25%.

The discount rate that will be used to determine pension expense for fiscal 2007 is 6.50%.

A 1% increase/decrease in the health care cost trend rate would have an insignificant impact on the medical and life insurance service and interest cost components for 2006.

During the first quarter of fiscal 2006, the Company changed its method of accounting for amortization of unrecognized net actuarial losses related to its postretirement medical plan accounted for in accordance with Statement of Financial Accounting Standards No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” The Company changed from recognizing amortization over the average period during which benefits are expected to be paid to a method recognizing the cost over the next year. The Company believes that the newly adopted expense recognition method is preferable in these circumstances as the change will allow amortization of the unrecognized net actuarial losses to be recognized on an accelerated basis which will approximate the recognition period for the unrecognized prior service cost (gain). Such change results in a more systematic and rational manner of recognizing net periodic benefit cost, particularly since the plan is now closed and all benefits are expected to be paid by 2013. The effect of the change was to increase the net loss by $2.4 million, or $.05 per diluted share, for the fiscal year ended September 30, 2006.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

The increase (decrease) in the minimum liability included in “Accumulated other comprehensive loss” for the periods indicated is as follows:

	Pension Benefits		Medical & Life Insurance Benefits
	October 1, 2005	September 30, 2006	October 1, 2005	September 30, 2006
Increase (decrease) in minimum liability included in other comprehensive income (loss)	$29,654	$(48,678)	N/A	N/A

Pension plan asset allocations as of June 30, 2005 and 2006 measurement dates, were as follows:

	Percentage of Plan Assets as of June 30
	2005	2006
Asset category:
Domestic Large Cap Equity	40.2%	40.3%
Domestic Small Cap Equity	15.4%	15.9%
International Equity	15.5%	18.1%
Domestic Fixed Income	28.9%	25.7%

Total	100.0%	100.0%

The Company has developed guidelines for pension plan asset allocations. As of the June 30, 2006 measurement date, the target percentages were as follows:

	Pension Investment Policy Guidelines as of June 30, 2006
	Minimum	Maximum
Asset category:
Domestic Large Cap Equity	38%	45%
Domestic Small Cap Equity	13%	18%
International Equity	13%	18%
Domestic Fixed Income	27%	32%

The Company’s Pension Committee reviews its investment strategy on at least an annual basis.

The investment goal of the pension plan assets is to generate an above benchmark return on a diversified portfolio of common stocks, fixed income investments and cash equivalents, while meeting the cash requirements for a pension obligation that includes a traditional formula principally representing payments to annuitants and lump sum and annuity payments to future retirees. The pension plan risk management practices include guidelines for asset concentration, credit rating and liquidity. The pension plan does not invest in leveraged derivatives. Pension assets do not include any Gold Kist stock, certificates of interest or senior notes.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

The expected benefit payments from the Company’s pension and postretirement plans for the fiscal years indicated are as follows:

Expected Benefit Payments for fiscal year:	Pension	Other Postretirement Benefits
2007	$12,797	$462
2008	11,678	389
2009	11,684	250
2010	12,082	201
2011	12,182	180
2012-2016	58,008	903

Total	$118,431	$2,385

The expected benefits to be paid are based on the same assumptions used to measure the Company’s benefit obligation at June 30, 2006 and include estimated future employee service.

No qualified pension plan contributions were required or made during the 2006 fiscal year. A qualified pension plan contribution of $7.0 million was made on November 13, 2006.

Eligible employees participate in the Gold Kist 401(k) plan. During fiscal 2004, the transition quarter ended October 2, 2004, fiscal 2005 and fiscal 2006, the Company contributed approximately $1.6 million, $0.9 million, $3.7 million and $3.8 million, respectively, to the 401(k) plan to partially match employee contributions.

(9) Share-Based Compensation

In connection with the conversion of the Company into a for-profit corporation and the completion of its initial public offering, the Company implemented the Gold Kist Long-Term Incentive Plan (“LTIP”). At the discretion of the Compensation Committee of the Board of Directors, which administers the plan, employees, consultants and non-employee directors may be granted awards in the form of stock options, stock appreciation rights, performance awards, nonvested or restricted stock, stock units, dividend equivalents or other stock based awards. The Company reserved up to four million shares for issuance upon the exercise of awards under the LTIP.

A grant of nonvested stock to employees was authorized by the Board of Directors and effective as of the closing of the initial public offering (“IPO”) on October 13, 2004 (“IPO stock grants”). In addition, on October 20, 2004, the Board of Directors authorized the issuance of the stock portion of their fiscal 2005 annual retainer in nonvested shares, which vested in July 2005. Total grants of 705,197 and 24,456 shares were issued to employees and directors, respectively. The IPO stock grants issued to employees vest on the third anniversary of the date of grant. However, the shares will vest immediately upon (i) the employee’s termination of employment by reason of death, disability or retirement, (ii) upon employee’s termination not for cause or resignation by the employee for good reason (as defined in the LTIP) if within two (2) years following the occurrence of a change in control, or (iii) employee’s termination for any reason during the thirty (30) day period beginning one year following the occurrence of a change of control. Retirement is defined under the LTIP as voluntarily leaving employment after attaining any normal or early retirement age specified in the Company’s benefit plans.

Prior to the adoption of SFAS No. 123(r), the Company’s policy for recognizing compensation expense was to amortize the fair value of the IPO stock grants over the stated vesting period, even though that stated vesting period may not be substantive. As a result, the Company recognized compensation expense of $3.2 million for IPO stock grants made during fiscal 2005. Had the Company applied SFAS No. 123(r) to the IPO stock grants, and, as a result, recognized the fair value of the grants over the requisite service period as opposed to the stated vesting period of three years, the additional compensation expense that would have been recognized in fiscal 2005 would have been approximately $3.0 million. The compensation expense recorded in fiscal 2006 that would not have been recognized had SFAS No. 123(r) been applied to the IPO stock grants issued in the quarter ended January 1, 2005 was approximately $1.6 million. The Company will continue to recognize the compensation expense for the IPO stock grants by amortizing the fair value over the stated three-year vesting period.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

In January 2005, the Board of Directors approved replacement employment agreements with the Chief Executive Officer and the Senior Vice President, Planning and Administration and replacement change in control (“CIC”) agreements with the other officers. Equity grants to the Company’s officers under the Company’s LTIP, consisting of 355,722 shares of nonvested stock (“CIC stock grants”), stock-settled stock appreciation rights with respect to 173,860 shares (“stock-settled SARs”) and 96,558 performance share awards (“performance shares”), were approved and awarded in January 2005. The CIC stock grants vest as to 25% of the shares on each anniversary of the date of grant, beginning January 24, 2006, provided, however, that the shares will vest immediately upon (i) the executive’s termination of employment by reason of death, disability or retirement, (ii) upon employee’s termination not for cause or resignation by the employee for good reason (as defined in the LTIP) if within two (2) years following the occurrence of a change in control, or (iii) employee’s termination for any reason during the thirty (30) day period beginning one year following the occurrence of a change of control. Additional equity grants for other management participants, consisting of stock-settled SARs with respect to 88,306 shares and 88,553 performance shares, were also approved and awarded with the same vesting periods as discussed below.

The stock-settled SARs vest 50% in the third year and 50% in the fourth year after the grant date; provided, however, that the stock-settled SARs will vest and become immediately exercisable upon (i) the executive’s termination of employment by reason of death, disability or retirement, or (ii) upon termination not for cause or resignation by the employee for good reason if within two (2) years following the occurrence of a change in control.

The performance shares provide the participant the opportunity to earn a number of shares of the Company’s common stock at the end of a three-year performance cycle. The performance condition is based upon the Company’s profitability in relation to a defined peer group within the broiler industry as measured by an independent benchmarking company. The performance cycle will be shortened and a pro rata number of shares issued if a participant’s employment is terminated by reason of the participant’s death, disability or retirement prior to the end of the three-year period and the performance conditions have been met. If there is a change in control, then the performance conditions shall be deemed to have been met at the 100% level and the participant will receive a pro rata number of shares depending on the amount of time that has lapsed in the performance period.

Stock-settled SARs and performance share grants of 240,778 and 166,721 shares, respectively, were awarded to plan participants in November 2005 as part of the Company’s incentive compensation payments for fiscal 2005.

Deferred stock units are issued to directors who elect to receive the quarterly cash portion of their retainer in stock units in lieu of cash. The stock units shall be converted to shares of stock on the earlier of six months after the director’s service on the Board is terminated or at a date as designated by the participating director. In February 2006, the stock portion of directors’ fiscal 2006 annual retainer was paid in vested shares.

The equity grants and awards are summarized as follows (share and dollar amounts in thousands):

	Grant Date	Shares	Fair Value	Vesting Period
IPO stock grants	October 2004

Employees		705	$7,757	36 months

Directors		25	280	9 months

CIC stock grants	January 2005	356	4,863	48 months

Stock-settled SARs	January 2005	262	1,795	48 months

	November 2005	241	2,003	48 months

Performance shares	January 2005	185	2,288	33 months

	November 2005	167	2,654	35 months

Director stock units	Quarterly	8	123	Various

Directors’ stock annual retainer	February 2006	19	280	—

Total		1,968	$22,043

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

The Company determined that all of the above grants were equity-classified awards under SFAS No. 123(r). As a result, the fair value of the awards has been measured at grant date and is being recognized as compensation expense over the applicable vesting periods, except as noted below. The fair value of the IPO stock grants, CIC stock grants and performance shares was the quoted public market price of the shares on the date of the grant. The fair value of the stock-settled SARs was determined under the Black-Scholes-Merton valuation method. The SARs issued January 2005 had a calculated term of 6.75 years, as determined under the simplified method, a risk free rate of 3.93% and a volatility of 45%, based on data from a peer group of similar profile companies. The SARs issued in November 2005 were valued with the same assumptions, except the risk free rate used was 4.47%. The contractual term of the stock-settled SARs is ten years.

The grants previously described, with the exception of the performance shares, vest fully at retirement, which was defined as attaining any normal or early retirement age (fifty-five) specified in the Company’s benefit plans. A significant number of grant recipients were fifty-five or older at the time of the grant and therefore have the option to retire early under the Company’s benefit plans, at which time the grants would vest. In accordance with SFAS 123(r), because the employee is eligible to retire at the grant date, the awards’ explicit service condition is nonsubstantive and the entire amount of compensation cost was recognized at the grant date except for the IPO stock grants as previously discussed.

The amount of the share-based compensation expense recognized in fiscal 2005 from the CIC stock grants issued in January 2005 and the stock-settled SARs granted in January 2005 related to those recipients aged 55 or over was $5.3 million and represented 490,642 shares. The amount of the share-based compensation expense recognized in fiscal 2006 from the stock-settled SARs granted in November 2005 related to those recipients aged fifty-five or older was $1.3 million and represented 139,683 shares.

Total share-based compensation expense was $6.0 million and $9.8 million for the years ended September 30, 2006 and October 1, 2005, respectively, and is reflected within distribution, general and administrative expense in the accompanying consolidated statements of operations. The total income tax benefit recognized in the consolidated statements of operations related to the share-based compensation expense was $2.3 million and $3.5 million for the years ended September 30, 2006 and October 1, 2005, respectively.

A summary of the status of the Company’s nonvested stock grants is as follows (shares in thousands):

	Shares	Weighted Average Grant Date Fair Value Per Share
Outstanding at October 2, 2004	—	—

Changes during period:
Granted	1,536	$11.11
Vested	(76)	11.15
Forfeited	(1)	12.23
Outstanding at October 1, 2005	1,459	$11.11

Changes during period:
Granted	431	$11.62
Vested	(107)	13.25
Forfeited	(21)	11.99

Outstanding at September 30, 2006	1,762	$11.10

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

At September 30, 2006, the total share-based compensation cost related to nonvested grants and awards not yet recognized is approximately $6.2 million. The weighted average period over which the remaining share-based compensation expense is to be recognized is approximately sixteen months.

(10) Contingent Liabilities

Four female employees of the Company’s Corporate Office Information Services (I/S) Department filed an Equal Employment Opportunity Commission (“EEOC”) sex discrimination suit against the Company in the United States District Court for the Northern District of Georgia asserting gender based claims about employment and promotion decisions in the Corporate Office I/S Department. One of the employees continues to be employed by the Company. After its administrative consideration of the claims, the EEOC issued “Right to Sue” letters to the four complainants in these claims, meaning that the EEOC would not sue or participate in a suit against the Company on behalf of the parties in these actions nor would it pursue a systemic discrimination charge in this matter. The letter provided that the individuals could pursue their claims and litigation on their own should they so desire. The four complainants filed an action in federal district court on March 19, 2003, seeking class certification for their claims of gender discrimination, unspecified monetary damages and injunctive relief. The U.S. District Court, in an Order entered June 13, 2005, denied the motion of the plaintiffs to certify the litigation as a class action. The Court’s ruling, for which the plaintiffs did not seek an interlocutory appeal, means that the litigation will not proceed as a class action and will be litigated as individual claims of the four named plaintiffs. Discovery for the individual claims have now been completed, and we have filed motions for summary judgment against each of the plaintiffs. The Company intends to defend the litigation vigorously and does not believe the lawsuit will have a material adverse effect on its financial condition or results of operations.

The Company was sued by one of the Company’s hourly workers in the U.S. District Court for the Northern District of Alabama. The complaint sought injunctive relief and damages under the Fair Labor Standards Act (“FLSA”) and contended that the employee was not compensated appropriately for time spent donning and doffing certain clothing for his job. The case was settled on April 3, 2006 for an insignificant amount. The Company has been named as a defendant in four new donning and doffing lawsuits filed by employees or former employees of Gold Kist in Alabama and South Carolina. The Alabama suits seek to represent employees at specifically named plants while the South Carolina litigation attempts to institute an action on behalf of certain hourly employees at each of the Company’s divisions. Each of the lawsuits is seeking classification as an opt-in collective action, which would mean that the lawsuit would cover the named plaintiffs and current or former employees who elect to participate. The Company intends to defend these lawsuits vigorously. As of September 30, 2006, the Company has not reserved any amounts in this matter because a loss is not considered probable or estimable.

The Department of Labor has recently contacted many members of the U.S. poultry industry, including Gold Kist, who were included in a wage and hour audit initiated by the U.S. Department of Labor in 2000. The Department of Labor has been of the opinion that many poultry companies have not been accurately compensating employees for the time spent on such activities as donning and doffing work equipment. Following the recent Supreme Court decision in the IBP/Alvarez case, the Department of Labor has reasserted its audit concerns in this area. The Company has been reviewing its operations and pay practices to determine the appropriate response to the Department of Labor. Prior to being contacted by the Department of Labor, the Company designed plans which were implemented on May 1, 2006 to modify practices at its facilities to address concerns described in the IBP/Alvarez case and the Department of Labor audit. The Company intends to defend this lawsuit vigorously. As of September 30, 2006, the Company has not reserved any amounts in this matter because a loss is not considered probable or estimable.

In re Gold Kist Shareholders Litigation and Ponds Edge Capital, LLC v. John Bekkers, et al. Gold Kist and the members of our board of directors have been named as defendants in three substantially identical purported shareholder class actions, two of which have been consolidated in the Court of Chancery of the State of Delaware in and for New Castle County under the caption In re Gold Kist Shareholders Litigation, C.A. No. 2492-N, and one of which has been filed in the Superior Court of Fulton County, Georgia, captioned Ponds Edge Capital, LLC v. John Bekkers, et al., Civil Action File No. 2006CV124898. The lawsuits allege that the Defendants are breaching their fiduciary duties in responding to the Pilgrim’s tender offer, including by failing to inform themselves

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

regarding potential strategic alternatives and the value of the Company in a fully negotiated transaction. The lawsuits seek injunctive relief and unspecified damages. The Company and the other defendants deny that they have breached their fiduciary duties, further deny that they are liable to the plaintiffs or the purported plaintiff class in any amount, and are vigorously defending these class actions.

Gold Kist is a party to various other legal, environmental and administrative proceedings, which management believes constitute ordinary routine litigation incidental to the business conducted by Gold Kist. Potential liability with respect to such proceedings is either accrued or not expected to be significant.

(11) Write-off of Investments

In October 1998, the Company completed the sale of assets of the Agri-Services business segment to Southern States Cooperative, Inc. (“SSC”). In connection with the transaction, the Company purchased from SSC $60 million principal amount of capital trust securities and $40 million principal amount of cumulative preferred securities for $98.6 million in October 1999.

In October 2002, SSC notified the Company that, pursuant to the provisions of the indenture under which the Company purchased the capital trust securities, SSC would defer the capital trust securities quarterly interest payment due on October 5, 2002. Quarterly interest payments for subsequent quarters were also deferred. As a result of the deferral of the interest payments, the Company reduced the carrying value of the capital trust securities by $24.1 million with a corresponding charge against the loss from continuing operations for fiscal 2003. The carrying value of the SSC securities was $57.4 million at June 28, 2003.

As of December 31, 2003, SSC’s total stockholders’ and patrons’ equity fell below the Company’s carrying value of the preferred stock investment, which the Company believed was a triggering event indicating impairment. In the second quarter of fiscal 2004, the Company recorded an “other-than-temporary” impairment charge of $18.5 million.

In June 2004, the Company notified SSC that it was abandoning the investment and returning the securities. As a result of the abandonment, the remaining investment balance of $38.9 million was written off and a total of $57.4 million was reflected as an other expense in the consolidated statement of operations for fiscal 2004.

The write-off of an investment in fiscal 2005 of $2.5 million represents an investment in a supply cooperative in which the Company is no longer a member.

(12) Income (Loss) Per Share

The net income (loss) for both the basic and diluted earnings per share computations was $3.2 million and $(17.7) million for the quarter and fiscal year ended September 30, 2006, respectively. Following is a reconciliation of weighted average common shares – basic to weighted average common shares – diluted (share amounts are in thousands).

	Fiscal Year Ended October 1, 2005	Fiscal Year Ended September 30, 2006
Weighted average common shares – basic	49,999	50,100
Dilutive impact of share-based compensation grants	637	—

Weighted average common shares – diluted	50,636	50,100

Due to the net loss for the year ended September 30, 2006, the basic shares are used for calculating both basic and diluted loss per share. Shares that could potentially dilute basic net income per share in the future that were not included in the calculation of the diluted net loss per common share because of their antidilutive impact totaled 1,762.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

(13) Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal Year Ended September 30, 2006
Net Sales	$545,360	$532,365	$505,338	$544,311
Gross profit (loss)	32,397	(2,852)	14,377	42,281
Net operating income (loss)	5,384	(27,743)	(12,290)	7,174
Net income (loss)	2,543	(16,227)	(7,254)	3,193
Basic net income (loss) per common share	$.05	$(.32)	$(.14)	$.06
Diluted net income (loss) per common share	$.05	$(.32)	$(.14)	$.06

Fiscal Year Ended October 1, 2005
Net Sales	$551,958	$570,809	$598,835	$582,660
Gross profit	47,836	93,255	101,795	77,198
Net operating income	21,452	60,179	72,943	51,009
Net income	4,193	38,669	44,413	24,971
Basic net income per common share	$.08	$.77	$.89	$.50
Diluted net income per common share	$.08	$.77	$.88	$.49

All quarters in fiscal 2005 and 2006 were 13-week periods.

(14) Supplemental Combining Condensed Financial Statements

In March 2004, the Company issued senior notes in a private placement offering pursuant to Rule 144A and Regulation S of the Securities Act of 1933. The senior notes were issued at a price of 98.47%. Net proceeds from the sale were $191.2 million.

The Company’s senior notes, due 2014 are jointly and severally guaranteed by the Company’s domestic subsidiaries, which are 100% owned by Gold Kist Inc. (the “Parent”), except for GK Insurance Inc. (Non-Guarantor Subsidiary), a wholly owned captive insurance company domiciled in the State of Vermont.

The following is the supplemental combining condensed balance sheets as of October 1, 2005 and September 30, 2006, the supplemental combining condensed statements of operations for fiscal 2004, the transition quarter ended October 2, 2004, fiscal 2005 and fiscal 2006 and the supplemental combining condensed statements of cash flows for fiscal 2004, the transition quarter ended October 2, 2004, fiscal 2005 and fiscal 2006. The only intercompany eliminations are the normal intercompany revenues, borrowings and investments in wholly owned subsidiaries. Separate complete financial statements of the guarantor subsidiaries, which are 100% owned by the Parent, are not presented because the guarantors are jointly and severally, fully and unconditionally liable under the guarantees.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

Balance Sheet:

	As of October 1, 2005
	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$140,337	$672	$2,558	$—	$143,567
Receivables, net	125,200	13,147	36,161	(49,119)	125,389
Inventories, net	233,415	266	—	—	233,681
Deferred income taxes, net, and other current assets	15,738	(683)	23,324	—	38,379

Total current assets	514,690	13,402	62,043	(49,119)	541,016
Property, plant and equipment, net	286,259	256	—	—	286,515
Deferred income taxes, net, and other assets	102,381	2,860	8,680	(23,531)	90,390

	$903,330	$16,518	$70,723	$(72,650)	$917,921

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$1,518	$—	$—	$—	$1,518
Accounts payable	125,488	282	841	(49,119)	77,492
Accrued compensation and related expenses	27,277	15	—	—	27,292
Accrued insurance costs	10,248	—	29,210	—	39,458
Other current liabilities	70,518	(782)	1,219	—	70,955

Total current liabilities	235,049	(485)	31,270	(49,119)	216,715
Long-term debt, less current maturities	143,714	—	—	—	143,714
Accrued postretirement benefit costs	58,411	—	—	—	58,411
Accrued insurance costs	—	—	32,600	—	32,600
Other liabilities	13,202	325	—	—	13,527

Total liabilities	450,376	(160)	63,870	(49,119)	464,967

Stockholders’ equity	452,954	16,678	6,853	(23,531)	452,954

	$903,330	$16,518	$70,723	$(72,650)	$917,921

Balance Sheet:

	As of September 30, 2006
	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$74,417	$567	$2,548	$—	$77,532
Receivables, net	114,039	15,295	47,634	(62,210)	114,758
Inventories, net	225,448	383	—	—	225,831
Deferred income taxes, net, and other current assets	10,638	(683)	15,339	—	25,294

Total current assets	424,542	15,562	65,521	(62,210)	443,415
Property, plant and equipment, net	332,670	232	—	—	332,902
Deferred income taxes, net, and other assets	106,687	2,545	13,165	(29,577)	92,820

	$863,899	$18,339	$78,686	$(91,787)	$869,137

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$2,221	$—	$—	$—	$2,221
Accounts payable	131,408	299	107	(61,887)	69,927
Accrued compensation and related expenses	17,549	22	—	—	17,571
Accrued insurance costs	9,828	—	19,256	—	29,084
Other current liabilities	52,096	485	2,890	(323)	55,148

Total current liabilities	213,102	806	22,253	(62,210)	173,951

Long-term debt, less current maturities	141,440	—	—	—	141,440
Accrued postretirement benefit costs	22,380	—	—	—	22,380
Accrued insurance costs	—	—	44,389	—	44,389
Other liabilities	15,519	—	—	—	15,519

Total liabilities	392,441	806	66,642	(62,210)	397,679

Stockholders’ equity	471,458	17,533	12,044	(29,577)	471,458

	$863,899	$18,339	$78,686	$(91,787)	$869,137

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

Statement of Operations:

	For the fiscal year ended June 26, 2004
	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
Net sales	$2,258,515	$2,857	$15,763	$(16,407)	$2,260,728
Cost of sales	1,896,024	2,708	17,070	(16,407)	1,899,395

Gross profit (loss)	362,491	149	(1,307)	—	361,333
Distribution, administrative and general expenses	107,444	1,248	80	—	108,772
Pension plan settlement loss	10,288	—	—	—	10,288

Net operating income (loss)	244,759	(1,099)	(1,387)	—	242,273
Interest, income taxes and other, net	(133,865)	2,537	1,578	(1,629)	(131,379)

Net income	$110,894	$1,438	$191	$(1,629)	$110,894

Statement of Operations:

	Transition quarter ended October 2, 2004
	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
Net sales	$646,265	$795	$3,070	$(3,619)	$646,511
Cost of sales	555,214	725	1,822	(3,619)	554,142

Gross profit	91,051	70	1,248	—	92,369
Distribution, administrative and general expenses	33,286	215	32	—	33,533

Net operating income (loss)	57,765	(145)	1,216	—	58,836
Interest, income taxes and other, net	(23,747)	166	(119)	(1,118)	(24,818)

Net income	$34,018	$21	$1,097	$(1,118)	$34,018

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

Statement of Operations:

	For the fiscal year ended October 1, 2005
	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
Net sales	$2,302,928	$3,105	$15,360	$(17,131)	$2,304,262
Cost of sales	1,984,334	3,151	13,824	(17,131)	1,984,178

Gross profit (loss)	318,594	(46)	1,536	—	320,084
Distribution, administrative and general expenses	112,702	808	85	—	113,595
Pension plan settlement loss	906	—	—	—	906

Net operating income (loss)	204,986	(854)	1,451	—	205,583
Interest, income taxes and other, net	(92,740)	(234)	989	(1,352)	(93,337)

Net income (loss)	$112,246	$(1,088)	$2,440	$(1,352)	$112,246

Statement of Operations:

	For the fiscal year ended September 30, 2006
	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
Net sales	$2,124,090	$4,439	$18,517	$(19,672)	$2,127,374
Cost of sales	2,042,466	4,011	14,366	(19,672)	2,041,171

Gross profit	81,624	428	4,151	—	86,203
Distribution, administrative and general expenses	107,177	260	89	—	107,526
Costs associated with unsolicited acquisition proposal and exploration of strategic alternatives	6,152	—	—	—	6,152

Net operating income (loss)	(31,705)	168	4,062	—	(27,475)
Interest, income taxes and other, net	13,960	687	1,130	(6,047)	9,730

Net income (loss)	$(17,745)	$855	$5,192	$(6,047)	$(17,745)

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

Statement of Cash Flows:

	For the fiscal year ended June 26, 2004
	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$219,812	$(5,114)	$20	—	$214,718
Cash flows from investing activities:
Acquisitions of property, plant and equipment	(42,206)	(4)	—	—	(42,210)
Other	(442)	5,089	—	—	4,647

Net cash provided by (used in) investing activities	(42,648)	5,085	—	—	(37,563)

Cash flows from financing activities:
Proceeds from long-term debt	196,940	—	—	—	196,940
Principal repayments of long-term debt	(240,485)	—	—	—	(240,485)
Payments of deferred financing costs	(7,965)	—	—	—	(7,965)
Patronage refunds and other equity paid in cash	(3,935)	—	—	—	(3,935)
Changes in net overdrafts	(212)	—	—	—	(212)

Net cash used in financing activities	(55,657)	—	—	—	(55,657)

Net change in cash and cash equivalents	121,507	(29)	20	—	121,498
Cash and cash equivalents at beginning of period	2,625	164	2,509	—	5,298

Cash and cash equivalents at end of period	$124,132	$135	$2,529	—	$126,796

Statement of Cash Flows:

	Transition quarter ended October 2, 2004
	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$69,495	$(474)	$6,017	—	$75,038
Cash flows from investing activities:
Acquisitions of property, plant and equipment	(25,160)	—	—	—	(25,160)
Other	694	652	—	—	1,346

Net cash provided by (used in) investing activities	(24,466)	652	—	—	(23,814)

Cash flows from financing activities:
Principal repayments of long-term debt	(1,914)	—	—	—	(1,914)
Payments of deferred financing costs	(444)	—	—		(444)
Patronage refunds and other equity paid in cash	(6,719)	—	—	—	(6,719)
Repayments of life insurance policy borrowings	(4,211)	—	—	—	(4,211)
Changes in net overdrafts	3,633	—	—	—	3,633

Net cash used in financing activities	(9,655)	—	—	—	(9,655)

Net change in cash and cash equivalents	35,374	178	6,017	—	41,569
Cash and cash equivalents at beginning of period	124,132	135	2,529	—	126,796

Cash and cash equivalents at end of period	$159,506	$313	$8,546	—	$168,365

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

Statement of Cash Flows:

	For the fiscal year ended October 1, 2005
	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$184,994	$(1,333)	$(5,988)	—	$177,673
Cash flows from investing activities:
Acquisitions of property, plant and equipment	(80,748)	(12)	—	—	(80,760)
Other	4,606	1,704	—	—	6,310

Net cash provided by (used in) investing activities	(76,142)	1,692	—	—	(74,450)

Cash flows from financing activities:
Principal repayments of long-term debt	(158,266)	—	—	—	(158,266)
Payments of deferred financing costs	(1,017)	—	—	—	(1,017)
Patronage refunds and other equity paid in cash	(3,165)	—	—	—	(3,165)
Proceeds from initial public offering, net of expenses	139,876	—	—	—	139,876
Cash distributions to members and equity holders	(105,963)	—	—	—	(105,963)
Treasury stock acquired	(383)	—	—	—	(383)
Changes in net overdrafts	672	—	—	—	672
Other	225	—	—	—	225

Net cash used in financing activities	(128,021)	—	—	—	(128,021)

Net change in cash and cash equivalents	(19,169)	359	(5,988)	—	(24,798)
Cash and cash equivalents at beginning of period	159,506	313	8,546	—	168,365

Cash and cash equivalents at end of period	$140,337	$672	$2,558	—	$143,567

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 26, 2004, October 2, 2004, October 1, 2005 and September 30, 2006

(Amounts in Thousands, Except Share Amounts)

Statement of Cash Flows:

	For the fiscal year ended September 30, 2006
	Parent Only	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$36,145	$(440)	$(10)	—	$35,695
Cash flows from investing activities:
Acquisitions of property, plant and equipment	(90,429)	(9)	—	—	(90,438)
Other	(8,917)	344	—	—	(8,573)

Net cash provided by (used in) investing activities	(99,346)	335	—	—	(99,011)

Cash flows from financing activities:
Principal repayments of long-term debt	(1,769)	—	—	—	(1,769)
Payments of deferred financing costs	(1,134)	—	—	—	(1,134)
Treasury stock acquired	(411)	—	—	—	(411)
Changes in net overdrafts	563	—	—	—	563
Other	32	—	—	—	32

Net cash used in financing activities	(2,719)	—	—	—	(2,719)

Net change in cash and cash equivalents	(65,920)	(105)	(10)	—	(66,035)
Cash and cash equivalents at beginning of period	140,337	672	2,558	—	143,567

Cash and cash equivalents at end of period	$74,417	$567	$2,548	—	$77,532